Exhibit 99.1
CONTACT:
Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
Ameristar Casinos Announces Senior Notes Offering
LAS VEGAS, Wednesday, March 30, 2011 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced that it is making a private placement offering of $800 million of new senior unsecured notes due 2021. Ameristar intends to use the net proceeds from the offering, together with proceeds from additional new financing, to (i) repurchase its outstanding 9 1/4% Senior Notes due 2014 tendered pursuant to the tender offer announced on March 29, 2011, (ii) prepay and permanently retire all of the indebtedness under Ameristar’s senior secured credit facilities, (iii) repurchase shares of Ameristar common stock from the Estate of Craig H. Neilsen and (iv) pay related fees and expenses.
The notes will not initially be registered under the Securities Act of 1933 or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer or sale would be unlawful.
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management.

Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the highest quality gaming experience and exceptional guest service has earned it leading positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa St. Charles (greater St. Louis); Ameristar Casino Hotel East Chicago (Chicagoland area); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb., and southwestern Iowa); Ameristar Casino Hotel Vicksburg (Jackson, Miss., and Monroe, La.); Ameristar Casino Resort Spa Black Hawk (Denver metropolitan area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

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